Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of	Document Number
	/s/ Ross Miller	20130672620-29
Certificate of Designation	Ross Miller	Filing Date and Time
(PURSUANT TO NRS 78.1955)	Secretary of State	10/15/2013 10:15 AM
	State of Nevada	Entity Number
C8467-1997

USE BLACK INK ONLY - DO NOT H1GHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Gasco Energy, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Pursuant to the authority granted to and vested in the Board of Directors of Gasco Energy, Inc., a Nevada corporation (the “Corporation”), by the provisions of its Amended and Restated Articles of Incorporation, as amended to date (the “Articles”), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes (the “NRS”), the Board of Directors of the Corporation has duly adopted the following resolutions effective as of October 15, 2013 (the “Effective Date”) creating the Series D Convertible Preferred Stock:

(continued on the pages attached to this Certificate of Designation)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

/s/ Peggy A Herald
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to Include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Stock Designation
This form must be accompanied by appropriate fees.	Revised: 3-6-09

GASCO ENERGY, INC.

ATTACHMENT TO CERTIFICATE OF DESIGNATION

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article III of the Articles, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the Capital Stock of the Corporation, such series to be designated as Series D Convertible Preferred Stock, to consist of a maximum of 50,000 shares, par value $0.001 per share, of which the preferences and relative and other rights and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Articles) as follows:

1.                                      Number and Designation.  Fifty Thousand (50,000) shares of the Preferred Stock of the Corporation shall be designated as Series D Convertible Preferred Stock (the “Series D Preferred”).

2.                                      Rank.  The Series D Preferred shall, with respect to dividend rights, redemption rights and rights upon Liquidation, rank (a) senior and prior to all classes or series of common stock of the Corporation, including the Corporation’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred”), the Corporation’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred”) and the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), and each other class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank junior to the Series D Preferred, (b) junior to each class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank senior or prior to the Series D Preferred, if any, and (c) on a parity with each class or series of Capital Stock of the Corporation, the terms of which provide that such class or series shall rank on a parity with the Series D Preferred, if any.  All equity securities of the Corporation to which the Series D Preferred ranks senior and prior (whether with respect to dividends, redemption, or upon Liquidation or otherwise), including the Series B Preferred, Series C Preferred and the Common Stock, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Junior Securities.”  All equity securities of the Corporation with which the Series D Preferred ranks on a parity (whether with respect to dividends, redemption or upon Liquidation), if any, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Parity Securities.”  All equity securities of the Corporation to which the Series D Preferred ranks junior (whether with respect to dividends, redemption or upon Liquidation or otherwise), if any, and any rights or options exercisable or convertible therefor, are collectively referred to herein as the “Senior Securities.”

3.                                      Dividends.  From and after the date of the issuance of any shares of Series D Preferred, dividends shall accrue on each share of Series D Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred) at the rate 10% per annum on the sum of the Series D Stated Value plus accrued but unpaid dividends, compounded quarterly (the “Accruing Dividends”).  Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 3 or in Section 4 (Liquidation Preference) or Section 6 (Redemption), such Accruing Dividends shall be payable only when, as, and if declared by the Board and the Corporation shall be under no obligation to pay such Accruing Dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of Capital Stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Articles) the holders of the Series D Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series D Preferred in an amount at least equal to the sum of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series D Preferred and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series D Preferred as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series D Preferred determined by (1) dividing the amount of the dividend payable on each share of such class or series of Capital Stock by the original issuance price of such class or series of Capital Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series D Stated Value; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of Capital Stock of the Corporation, the dividend payable to the holders of Series D Preferred pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of Capital Stock that would result in the highest Series D Preferred dividend.

4.                                      Liquidation Preference.  In the event of any Liquidation, whether voluntary or involuntary, distributions shall be made to the holders of the Series D Preferred in the following manner:

(a)                                 Preference.  After payment of all amounts due to the holders of Senior Securities, if any, and before payment of any amount to the holders of Junior Securities, each holder of Series D Preferred shall be entitled to receive, from the assets of the Corporation available for distribution to holders of its securities, an amount equal to the greater of (i) the Liquidation Value of each share of Series D Preferred held thereby, or (ii) the value such holder would receive if all of the outstanding shares of Series D Preferred were converted into shares of Common Stock in accordance with Section 5(a) below immediately prior to such Liquidation.  If, upon the occurrence of a Liquidation, the assets and funds available for distribution among the holders of the Series D Preferred shall be insufficient to permit the payment in full of the

Liquidation Value of all of the outstanding Series D Preferred and all of the outstanding Parity Securities, if any, then the entire assets and funds of the Corporation so available after payment of all amounts due to holders of Senior Securities, if any, and before payment of any amount to the holders of Junior Securities shall be distributed ratably in respect of the Series D Preferred and such Parity Securities based upon the relative aggregate liquidation values of such securities.  To illustrate the preceding sentence, if subsequent to the date hereof, shares of Series E preferred stock are issued as a Parity Security, and the Series D Preferred and such Series E preferred stock are the only series of Parity Securities outstanding at the time of the Liquidation, and the aggregate Liquidation Values of all shares of Series D Preferred is $2,000 and the aggregate liquidation values of all shares of Series E preferred stock is $500, and if the Corporation has $500 available for distribution, then each holder of Series D Preferred shall be entitled to receive its pro rata share of $400, and each holder of Series E preferred stock shall be entitled to receive its pro rata share of $100.

(b)                                 Remaining Assets.  If assets are remaining after payment of the full preferential amount with respect to the Series D Preferred and Parity Securities, if any, set forth in Section 4(a), then the Corporation shall make distributions in respect of the Junior Securities according to the relative rights and preferences thereof.

(c)                                  Conversion Rights Not Impaired.  Nothing in this Section 4 shall in any way limit the right of each holder of shares of Series D Preferred to elect to convert such shares into shares of Common Stock in accordance with Section 5(a) at any time at or prior to the effectiveness of any Liquidation.

(d)                                 Valuation of Securities and Property.  The Corporation may only distribute assets other than cash to holders of the Series D Preferred in connection with any Liquidation, with the prior written consent of the holders of a majority of the Series D Preferred, and in such case, the value of the assets to be distributed to the holders of Series D Preferred shall be the fair market value of such assets as determined reasonably and in good faith by the Board.

(e)                                  Notice.  At least 30 days prior to the occurrence of any Liquidation, the Corporation shall furnish to each holder of Series D Preferred notice of such Liquidation in accordance with Section 9, together with a certificate prepared by the chief financial officer of the Corporation describing the facts of such Liquidation and stating in reasonable detail (i) the estimated amount(s) per share of Series D Preferred that such holder would receive pursuant to this Section 4 in connection with such Liquidation and (ii) by comparison, the amount the holder of each share of Common Stock would receive, assuming for purposes of such calculation that no holder of Capital Stock converts same to Common Stock at or prior to the effectiveness of such Liquidation.

5.                                      Conversion.  The holders of the Series D Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a)                                 Optional Conversion.  Each share of the Series D Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series D Preferred, into (i) a cash payment equal to the unpaid Accruing Dividends as of the effective time of the conversion and (ii) such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series D Stated Value by the Series D Conversion Price (the “Series D Conversion Ratio”), determined as hereinafter provided, in effect at the time of conversion.  The Series D Conversion Price is $0. $0.0006853311 per share of Common Stock (the “Series D Conversion Price”) and shall be subject to adjustment as hereinafter provided.

(b)                                 Automatic Conversion.  Each share of the Series D Preferred shall automatically be converted into shares of Common Stock at the then effective Series D Conversion Ratio upon the written consent of the holders of two-thirds (2/3) of the then-outstanding Series D Preferred.  Upon the occurrence of such automatic conversion of the Series D Preferred, the holders of the Series D Preferred shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Series D Preferred.  Thereupon, there shall be paid, issued and delivered to such holders, promptly at such office and in his name as shown on such surrendered certificate or certificates and stock records of the Corporation, (i) a cash payment to such holders of Series D Preferred equal to the unpaid Accruing Dividends as of the date on which said automatic conversion occurred on the converted shares of Series D Preferred and (ii) a certificate or certificates for the number of shares of Common Stock into which the shares of Series D Preferred surrendered were convertible on the date on which said automatic conversion occurred.

(c)                                  Mechanics of Conversion.

(i)                                     Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred and the number of shares of Common Stock to be issued upon such conversion shall be rounded down to the nearest whole share.  Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series D Preferred, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the greater of (i) that fractional interest of the Market Price or (ii) that fractional interest of the Series D Conversion Price, in each case on the effective time of such conversion.

(ii)                                  Surrender and Payment.  Except as provided in Section 5(b), before any holder of Series D Preferred shall be entitled to convert the same into whole shares of Common Stock, such holders shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series D Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same.  The Corporation shall, as soon as practicable thereafter, (i) pay an amount of cash to such holder of Series D Preferred equal to the unpaid Accruing Dividends as of the effective time of the conversion on the converted shares of Series D Preferred and (ii) deliver at such office to such holder of Series D Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  In addition, if less than all of the shares represented by such certificates are surrendered for conversion pursuant to Section 5(a) the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Series D Preferred not so converted.  Except as provided in Section 5(b), such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate for the shares of Series D Preferred to be converted, and the Person or Persons entitled to receive the accrued and unpaid cash dividends and the shares of Common

Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(iii)                               Reservation of Shares.  The Corporation shall at all times when the Series D Preferred shall be outstanding, reserve and keep available out of its authorized but unissued Capital Stock, for the purpose of effecting the conversion of the Series D Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles.  Before taking any action which would cause an adjustment reducing the Series D Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series D Preferred, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series D Conversion Price.

(d)                                 Adjustment to Conversion Price of Series D Preferred for Diluting Issues.

(i)                                     Special Definitions.  For purposes of this Section 5(d), the following definitions shall apply:

(A)                               “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 5(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:  (1) upon conversion of shares of, or a dividend or distribution on, Series D Preferred; (2) to officers, directors, employees or consultants pursuant to the Company’s equity incentive plans for the primary purpose of soliciting or compensating them for their past or future services; (3) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common by the foregoing clauses (1) and (2) or this clause (3); (4) as a result of the exercise of any option or warrant to purchase Common Stock outstanding as of the Original Issue Date, (5) for which adjustment to the Series D Conversion Price is made pursuant to Section 5(d)(vi); or (6) upon the approval of the holders of two-thirds (2/3) or more of the then outstanding Series D Preferred (and not on an as-converted basis).

(B)                               “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock, Series D Preferred, Series B Preferred and Series C Preferred Stock) or other securities convertible into or exchangeable for Additional Shares of Common.

(C)                               “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common or Convertible Securities.

(D)                               “Original Issue Date” shall mean the date on which the first share of Series D Preferred is issued.

(ii)                                  No Adjustment of Conversion Price.  No adjustment in the Series D Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (determined pursuant to Section 5(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the greater of (A) the Series D Conversion Price or (B) the Market Price of a share of Common Stock, in each case, in effect on the date of, and immediately prior to, such issuance.

(iii)                               Deemed Issue of Additional Shares of Common.

(A)                               Options and Convertible Securities.  In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, other than Options or Convertible Securities exempted pursuant to Section 5(d)(i)(A), or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(d)(v) hereof) of such Additional Shares of Common would be less than the greater of (1) the Series D Conversion Price or (2) the Market Price of a share of Common Stock, in each case, as in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

(1)                                 no further adjustment in the Series D Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)                                 if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease; provided, however, that no such adjustment of the Series D Conversion Price shall affect Common Stock previously issued upon conversion of the Series D Preferred;

(3)                                 if any such Options or Convertible Securities shall expire without having been exercised or converted, the Series D Conversion Price as adjusted upon the issuance of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall be readjusted to the Series D Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common so issued were the Additional Shares of Common, if any, actually issued or sold on the exercise of such Options or the conversion of such Convertible Securities, and such Additional Shares of Common, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; and

(4)                                 no readjustment pursuant to clauses (2) or (3) above shall have the effect of increasing the Series D Conversion Price to an amount which exceeds the lower of (i) the Series D Conversion Price on the original adjustment date (immediately prior to the adjustment), or (ii) the Series D Conversion Price that results from any actual issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

(iv)                              Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.  In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 5(d)(iii)), without consideration or for a consideration per share less than the greater of (A) the Series D Conversion Price or (B) the Market Price of a share of Common Stock, in each case, as in effect on the date of and immediately prior to such issue, then and in such event, the Series D Conversion Price for such series in effect immediately prior to the issuance of such Additional Shares of Common shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth digit after the decimal point) determined by multiplying the Series D Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the greater of (A) the Series D Conversion Price or (B) the Market Price of a share of Common Stock (in each case, as in effect on the date of and immediately prior to such issue), and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common; provided that, for the purposes of this Section 5(d)(iv), the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series B Preferred, Series C Preferred and Series D Preferred and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but such calculation shall not include any Additional Shares of Common issuable with respect to shares of Series B Preferred, Series C Preferred, Series D Preferred, Convertible Securities, or outstanding Options, solely as a result of the adjustment of the Series D Conversion Price (or Series D Conversion Ratio) resulting from the issuance of Additional Shares of Common causing such adjustment.

(v)                                 Determination of Consideration.  For purposes of this Section 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

(A)                               Cash and Property.  Such consideration shall:

(1)                                 insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2)                                 insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue as determined reasonably and in good faith by the Board; and

(3)                                 in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, by the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(B)                               Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 5(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing:

(1)                                 the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi)                              Adjustments for Dividends, Distributions, Subdivisions, Combinations or Consolidation of Common Stock.

(A)                               Stock Dividends, Distributions or Subdivisions.  In the event the Corporation shall issue Additional Shares of Common pursuant to a stock dividend, stock distribution or subdivision on shares of Common Stock, the Series D Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with such stock dividend, stock distribution or subdivision, be proportionately decreased.

(B)                               Combinations or Consolidations.  In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series D Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vii)                           Adjustment for Reorganizations.  If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a Liquidation, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5 or in Section 4) or a merger or consolidation of the Corporation with or into another company or the sale of all or substantially all of the Corporation’s properties and assets to any other Person, provision shall be made so that the holders of the Series D Preferred shall thereafter be entitled to receive upon conversion of the Series D Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock would have been entitled on such reorganization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series D Preferred after the reorganization to the end that the provisions of this Section 5 (including adjustment of the Series D Conversion Price then in effect and the number of shares purchasable upon conversion of the Series D Preferred) shall be applicable after that event as nearly equivalently as may be practicable.

(e)                                  No Impairment.  The Corporation will not, by amendment of its Articles, merger, consolidation, reorganization or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred against impairment.

(f)                                   Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series D Conversion Price pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series D Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Series D Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series D Preferred (as the case may be).

(g)                                  Notices of Record Date.  In the event that the Corporation shall propose at any time:

(i)                                     to declare any dividend or distribution upon any Junior Securities, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, other than distributions to stockholders in connection with the repurchase of shares of former employees of the Corporation or any subsidiary of the Corporation pursuant to terms approved by its Board, or

(ii)                                  to offer for subscription to the holders of any class or series of its Capital Stock any additional shares of Capital Stock of any class or series or any other rights; or

(iii)                               to effect any reclassification or recapitalization; or

(iv)                              to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of the Series D Preferred:

(A)                               at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Junior Securities shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(B)                               in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date of a stockholders’ meeting at which a vote on such matters shall take place (and specifying the date on which the holders of Junior Securities shall be entitled to exchange their Junior Securities for securities or other property deliverable upon the occurrence of such event and the amount of the securities or other property deliverable upon such event).

Each such written notice shall be given personally or by first class mail, postage prepaid, addressed to the holders of Series D Preferred at the address for each such holder as shown on the books of the Corporation.

(h)                                 Termination of Conversion Rights.  In the event of a notice of redemption of any shares of Series D Preferred pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a liquidation, dissolution or winding up of the Corporation or a Liquidation event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series D Preferred.

6.                                      Redemption.

(a)                                 General.  Beginning one (1) year and one (1) day from the Original Issue Date and unless prohibited by Nevada law governing distributions to stockholders, shares of Series D Preferred shall be redeemed by the Corporation at a per share price equal to the Series D Preferred Stated Value, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon not later than sixty (60) days after receipt by the Corporation from the holders of at least two-thirds (2/3) of the then outstanding shares of Series D Preferred, of written notice requesting redemption of all shares of Series D Preferred (the “Redemption Request”).  Each date on which the Corporation redeems Series D Preferred is referred to as a “Redemption Date”.  Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Nevada law governing distributions to stockholders.  If Nevada law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series D Preferred to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(b)                                 Redemption Notice.  The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series D Preferred not less than 40 days prior to each Redemption Date.  Each Redemption Notice shall state:

(i)                                     the number of shares of Series D Preferred held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)                                  the Redemption Date and the Redemption Price;

(iii)                               the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 5(h)); and

(iv)                              that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series D Preferred to be redeemed.

(c)                      Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Series D Preferred to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series D Preferred represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series D Preferred shall promptly be issued to such holder.

(d)                     Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series D Preferred to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series D Preferred so called for redemption shall not have been surrendered, dividends with respect to such shares of Series D Preferred shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

(e)                                  Redeemed or Otherwise Acquired Shares.  Any shares of Series D Preferred that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series D Preferred following redemption.

7.                                      Voting Rights.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series D Preferred shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of the Articles, holders of Series D Preferred shall vote together with the holders of Common Stock as a single class.

8.                                      Series D Preferred Protective Provisions.  At any time when shares of Series D Preferred Stock remain outstanding are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles) the written consent or affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of Series D Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)                     amend, alter or repeal any provision of the Articles or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series D Preferred;

(b)                     create, or authorize the creation of, or issue or obligate itself to issue shares of, any Senior Securities or Parity Securities, or increase the authorized number of shares of Series D Preferred or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series D Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; or

(c)                      reclassify, alter or amend any Parity Securities of the Corporation, if such reclassification, alteration or amendment would render such other security Senior Securities, or (ii) reclassify, alter or amend any Junior Securities, if such reclassification, alteration or amendment would render such other security a Senior Security or Parity Security.

9.                                      Miscellaneous.

(a)                                 Notices.  All notices, requests, demands and other communications referred to herein shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when received when sent by facsimile; provided, however, that notices given by facsimile shall not be effective unless either (A) a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office with first-class postage prepaid and addressed to the receiving party, or (B) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this paragraph; additionally, any notice given by facsimile shall be deemed received on the next Business Day if such notice is received after 5:00 p.m.  (recipient’s time) or on a non-Business Day; (iii) upon receipt, refusal or as of the first attempted date of delivery if unclaimed after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid; or (iv) the next Business Day after same have been deposited with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider.  If notice is to be given (i) to the Corporation, such notice shall be addressed to its principal executive office (Attention: President) and to the transfer agent, if any, for the Junior Securities, Series D Preferred or other agent of the Corporation designated as permitted hereby, or (ii) to any holder of the Series D Preferred or Junior Securities, as the case may be, such notice shall be addressed to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series D Preferred or Junior Securities, as the case may be), or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(b)                                 Further Adjustments.  In the event that, at any time as a result of an adjustment made pursuant to Section 5, the holder of any shares of the Series D Preferred (as the case may be) upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Corporation other than shares of Common Stock, the Series D Conversion Ratio in respect of such other shares or securities so receivable upon conversion of shares of Series D Preferred (as the case may be) shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Section 5, and the remaining provisions hereof with respect to the Common Stock shall apply on like or similar terms to any such other shares or securities.

(c)                                  Taxes.  The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series D Preferred or Common Stock or other securities issued on account of Series D Preferred pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series D Preferred or Common Stock or other securities in a name other than that in which the shares of Series D Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(d)                                 Transfer Agent.  The Corporation may appoint and, from time to time discharge and change, a transfer agent of the Series D Preferred or Junior Securities.  Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by hand delivery, by courier, by standard form of telecommunication or by first class mail (postage prepaid), to each holder of record of Series D Preferred and Junior Securities.

(e)                                  Waivers.  Any of the rights, powers, preferences and other terms of the Series D Preferred set forth herein may be waived on behalf of all holders of Series D Preferred by the affirmative written consent or vote of the holders of at least two-thirds (2/3) of the shares of Series D Preferred then outstanding.

9.                                      Specific Enforcement.  The Corporation agrees that the rights created by this Certificate of Designation are unique, and that the loss of any such rights is not susceptible to monetary quantification.  Consequently, the Corporation agrees that an action for specific performance (including for temporary and/or permanent injunctive relief) of the obligations created by this Certificate of Designation is a proper remedy for the breach of the provisions hereof, without the necessity of proving actual damage.  If any holder of any shares Series D Preferred is forced to institute legal proceedings to enforce its rights in accordance with the provisions hereof, such holder, if it prevails, shall be entitled to recover from the Corporation its reasonable expenses, including attorneys’ fees, incurred in connection with any such action.

10.                               Definitions.  As used herein, the following terms shall have the following meanings assigned to them:

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado are authorized by law to close.

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants, options, or other rights to purchase or acquire any of the foregoing.

“Certificate of Designation” means this Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock.

“Change of Control” means the consummation of (i) the transfer (in one or a series of related transactions) of 50% or more of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to a Person or a group of Persons acting in concert, (ii) the transfer or issuance (in one or a series of related transactions) of securities of the Corporation to one Person or a group of Persons acting in concert, or (iii) an amalgamation, merger, consolidation, reorganization or similar transaction involving the Corporation, in the case of clauses (ii) and (iii) above, under circumstances in which immediately following such transaction, a Person or group of Persons collectively own a majority in voting power of the then outstanding voting power or equity securities, other than a Person or group of Persons who holds a majority interest as of the date hereof, and in each of cases (i) through (iii) above, to the extent approved by the Board.  A sale (or multiple related sales) of one or more subsidiaries of the Corporation (whether by way of amalgamation, merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes 50% or more of the consolidated assets of the Corporation, to the extent approved by the Board and/or such subsidiary, will be deemed a “Change of Control.”  For the avoidance of doubt, a “Change of Control” shall not be triggered on the Effective Date.

“Liquidation” means (i) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or (ii) a Change of Control.

“Liquidation Value” means, with respect to each share of Series D Preferred (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations), the sum of (i) the Series D Stated Value of such share, plus (ii) any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon through the date on which the Liquidation Value is to be determined pursuant to the provisions hereof.

“Market Price” means, with respect to a security of the Corporation, the average of the “high” and “low” prices for shares of the security as reported in The Wall Street Journal listing for such day (corrected for obvious typographical errors), or if such shares are not reported in such listing, the average of the reported sales prices on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded, or if such shares are not listed or traded on any national securities exchange, then the average of the reported sales prices for such shares on the OTCQB Marketplace.  The average price for any period shall be determined by dividing the sum of the prices determined for the individual trading days in such period by the number of trading days in such period.  Notwithstanding the foregoing, if the date for which Market Price is determined is the first day when trading for such security is reported on a national securities exchange, the Market Price shall be the “price to public” or equivalent set forth in the cover page for the final Prospectus relating to the initial public offering of such security.  For purposes of determining the Market Price of non-securities and securities that are not publicly traded, the Board shall endeavor in good faith to agree unanimously to the Market Price of such item.  If the Board is unable to do so within sixty (60) days after the occurrence of an event giving rise to a need to determine the Market Price, an investment banking firm or other appropriate appraiser chosen by a majority of the holders of the Series D Preferred and an investment banking firm or other appropriate appraiser chosen by the Corporation shall each calculate such Market Price.  In the event the difference between such valuations is less than 20% of the higher valuation, then the Market Price shall be deemed to be the average of such two valuations.  In the event that the difference between such valuations is greater than 20% of the higher valuation, the two appraisers shall designate a third appraiser which shall select from the two valuations the valuation that such third firm determines to be closer to its own valuation, and the valuation so selected shall be considered the Market Price.  In all events, the fees and expenses of any such appraisers shall be paid by the Corporation.

“Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Preferred Stock” means the authorized Preferred Stock of the Corporation.

“Series D Stated Value” means $100.00 per share of Series D Preferred, subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations with respect to such Series D Preferred.

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